Exhibit 99.1

Mobiquity Technologies Outlines Plans for 2020

NEW YORK, January 14, 2020 (PR NEWSWIRE) -- Mobiquity Technologies, Inc. (OTCQB: MOBQ), a leading provider in next generation advertising technology, announced the issuance of the following shareholder letter from its CEO, Dean Julia.

“We hope this letter finds you having hosted a festive holiday season. With the change in calendar, we’d like to reflect upon our accomplishments and share our 2020 vision.

A Year of Achievement

2019 was a year of many accomplishments for Mobiquity Technologies. We completed the acquisition of Advangelists in Q1, and the Mobiquity Networks team integrated location data into Advangelists, establishing new and innovative capabilities to cultivate niche audiences for advertisers. This unique and powerful combination of unified technologies provides a single integrated and easy to maintain business solution demanded by marketers, publishers and agency trade desks to facilitate their need to efficiently and effectively deploy programmatic media buying.

With our Advangelists acquisition and expanded capabilities we not only obtained industry-leading technology, but also welcomed top talent and subject matter experts in the data and media buying space. I am proud to share that our staff attrition rate last year was zero, a testament to the dynamic environment and pioneering work that engages us on a daily basis. We continue to push our expanding leadership to harvest trends and further innovate our technologies.

In August, Advangelists was honored as a Top 10 Ad Management software provider by Marketing Tech Outlook magazine. This is a significant recognition of our focus on integration and the market recognition of the enhancements we were able to achieve.

In the second half of last year we successfully executed a recapitalization strategy, resolving multiple obligations, and clearing a path for a National Exchange up-listing application.

To sum it up, 2019 was a very strong year for Mobiquity Technologies, which included record breaking revenue for the Company.

Building Upon Trends for the Year Ahead

Looking forward, Mobiquity is building upon three primary industry developments to drive business growth in 2020:

(1)	As CCPA (California Consumer Privacy Act) laws take effect this month, we are establishing a new product set to address industry regulatory requirements and the growing consumer trend for greater privacy compliance. The new platform will allow marketers to maintain scale via programmatic media buying while fully embracing CCPA guidelines for data usage.
(2)	Publishers and content owners have been a neglected community by the ad tech industry. We believe the value of advertising is being in close proximity to the readers and audiences that marketers are seeking to target. We will expand our customer base by building broader capabilities for publisher/supply side clients and adding more niche audience sales opportunities for our Mobiquity Networks subsidiary.
(3)	We are already observing a “return to creativity” trend among marketers, demonstrated by advertisers increasing focus on storytelling and content distribution. We will continue to expand partnerships with creative companies, such as that with Source Digital, to provide advertisers and publishers with unique and innovative new media opportunities.

Emphasizing these three areas of focus for 2020, we will further establish Mobiquity Technologies as a market leader among key niche advertising segments. With 2020 being both an Olympics and election year, advertising spend is expected to achieve all-time highs growing 6% to $656 billion.

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We intend to further focus on unifying and branding our expansive and growing portfolio of offerings. As we start the new year, you’ll notice some changes to our websites as we update them to better reflect the full scope of our solutions. I hope you’ll join the conversation with us on LinkedIn or Twitter as we help advertisers and publishers reach new audiences.”

Regards,

Dean Julia, CEO

Mobiquity Technologies

About Mobiquity Technologies

Mobiquity Technologies, Inc. (OTCQB: MOBQ) www.mobiquitytechnologies.com, is a mobile first, next generation, Platform-as-a-Service (PaaS) company for data and advertising. Mobiquity Technologies’ Advangelists subsidiary (www.advangelists.com) provides programmatic advertising technologies and precise mobile data insights on consumer behavior.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995.
Certain statements in this press release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performances or achievements express or implied by such forward-looking statements. The forward-looking statements are subject to risks and uncertainties including, without limitation, changes of competition, possible loss of customers, and the company’s ability to attract and retain key personnel.

For more information, please contact us at: press@mobiquitytechnologies.com

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